Exhibit 21.1
Registrant Subsidiary Listing
(as of December 31, 2023)

Name	State/Country of Incorporation
CHP HC, LLC	Delaware
TrustedMedRx, LLC	Florida
Cue Health India Private Limited	India
Cue Health Sağlik Yazilimi Hizmetleri Limited Şirketi	Turkey